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                                                                    EXHIBIT 99.1



                           TRANSCISCO INDUSTRIES, INC.
                        601 CALIFORNIA STREET, SUITE 1301
                             SAN FRANCISCO, CA 94108





                                  July 1, 1995



Mr. Mark C. Hungerford
44 Montgomery Street, Suite 4200
San Francisco, CA  94104



Dear Mark:



                  Pursuant to our meeting on June 27, 1995, and our conversation on June 28, 1995, this letter agreement sets forth our understanding of the manner in which we will resolve the following matters:



                  (1) your status as a Class F creditor under the provisions of the Joint Plan of Reorganization approved by the United States Bankruptcy Court for the Northern District of California, which involves two claims, the first of which relates to deferred compensation (the "Deferred Compensation Claim"); and the second claim relates to the unliquidated amount (the "Unliquidated Claim") relating to the controversy with the Great American Insurance Company ("Great American");



                  (2) the number of shares of the outstanding stock of Transcisco Industries, Inc. (the "Company") owned by you and certain other persons;



                  (3) the status of the Form S-3 Registration Statement presently on file with the Securities and Exchange Commission relating to the shares owned by, among others, you and Ozora Corporation;


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Mr. Mark C. Hungerford
July 1, 1995
Page 5



                  (4) the sale of a portion of your shares of stock in the Company to the Company or an assignee; and



                  (5) the loss of principal that you and Beth Burns suffered in connection with an investment in GIC II by each of your accounts in the Company's Section 401(k) plan.



                  Our agreement with respect to each of these matters follows:



                  1. Deferred Compensation Claim. On July 5, 1995, or, if you so request, July 3, 1995, or such other date as we may agree (for convenience, I refer to this date as the "Closing"), the Company will pay to you on account of your Deferred Compensation Claim that percentage of the outstanding balance of the Deferred Compensation Claim which bears the same relationship as the option payment made to First Interstate Bank on June 15, 1995, bore to the then outstanding principal balance of the amount owed by the Company to First Interstate Bank on that date. As you know, we are in the process of attempting to refinance and prepay the amount owed to the Class F Creditors, including First Interstate Bank, on terms and conditions set forth in an option (the "FIB Option") which First Interstate Bank granted to the Company, the terms and conditions of which we discussed in our telephone conversation. If and when we exercise the FIB Option, at the closing of the payment of the indebtedness to First Interstate Bank, the Company will pay to you 100% of the remaining balance owed by the Company on your Deferred Compensation Claim. As of June 30, 1995, the principal balance and accrued interest thereon is $147,106.96 and $6,878.26, respectively.



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Mr. Mark C. Hungerford
July 1, 1995
Page 6



                  2. Unliquidated Claim. With respect to your potential claim against the Company relating to Great American; the following will apply:



                     (a) Effective as of the Closing, in consideration of the indemnity set forth in paragraph (b), below, you will be considered to have withdrawn your Proof of Claim filed in the Company's Bankruptcy Case No. 91-32674-TC in the amount of $54,000,000. This withdrawal will be without prejudice to your Deferred Compensation Claim.



                     (b) The Company, effective as of the Closing, will indemnify, defend and hold you harmless from and against any and all claims, complaints, liabilities, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees) which arise out of any action Great American hereafter may file against you in connection with the Great American matter or the payment of any amounts in settlement thereof, so long as the Company, in its discretion, approves of any such settlement.



                     (c) As a condition precedent to your right to be indemnified under paragraph (b) above, you must (i) use your best efforts to assist the Company in its efforts to settle all matters with Great American,
(ii) give the Company notice in writing as soon as practicable of any claim made against you by Great American for which you will be seeking indemnification and
(iii) provide the Company with such information and cooperation as it may require. In the event of such notice provided to the Company, the Company will assume the defense of any such proceeding with counsel to be selected by the Company, but



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Mr. Mark C. Hungerford
July 1, 1995
Page 7



subject to your reasonable approval. Provided the Company assumes the defense, the Company will not be liable to you for any fees or costs of your counsel with respect to the same proceeding; you will have the right, however, to employ at your expense your own counsel in such proceeding.



                  3. Ownership of Shares in the Company.



                     (a) Within 10 days after the Closing (the "Disclosure Date"), you will provide the Company with an affidavit signed under penalty of perjury setting forth, as of the Disclosure Date and as of each day from June 30, 1992, through the Disclosure Date, the number of shares of common stock in the Company owned by you, Katie Hungerford, Ozora Corporation or the Southern Cross Trust or any affiliate of any of the foregoing, with such ownership being defined as both legal and beneficial. The affidavit will have attached to it the certificate numbers and the record owner for all of such shares. Within 5 days of the Disclosure Date, you will file a Form 4 and Schedule 13D as necessary to accurately reflect your ownership of shares of stock in the Company.



                     (b) Effective as of the Closing, the Registration and Market Standoff Agreement will remain in effect. The Company, however, only will be obligated to continue to maintain the Form S-3 in effect until December 31, 1995. The December 31, 1995 date, however, will be extended for that number of days during which you do not have the right to sell the shares as a result of the standoff provisions of Section 2 of that Agreement. (For your reference, I have attached a copy of the Registration and Market Standoff Agreement.) You recognize, however, that you may be in possession of material inside information with respect


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Mr. Mark C. Hungerford
July 1, 1995
Page 8



to the Company and, therefore, except for sales to "insiders" of the Company, you may not be able to sell any such shares until such information is disclosed by the Company in a filing made by the Company under the Securities Exchange Act of 1934.



                     (c) You will have the right to extend the December 31, 1995, date referred to in paragraph (b), above, to April 30, 1996, so long as you provide the Company with an irrevocable proxy to vote the shares owned by you, Katie, Ozora Corporation and the Southern Cross Trust, and any affiliate of any of the foregoing, at the next annual meeting of the Company and any special meeting of the Company prior thereto. Such proxy must be in form and substance satisfactory to the Company.



                     (d) As a condition to Close, the Company will provide you with a purchaser for 50,000 shares of stock in the Company owned by you at a purchase price of $1.85 per share with an initial payment of 20% of such amount to be paid on July 3, 1995, with the balance to be paid on July 15, 1995. The form of such purchase agreement is attached.




                  4. Section 401(k) Plan. On the Close, the Company will deliver a check to you in the amount of $15,263.04 and a check payable to Beth Burns in the amount of $1,703.86, which represents the principal balance in your accounts under the Company's Section 401(k) plan which were invested in GIC II and, in consideration therefor, you will be treated as irrevocably assigning to the Company any rights you may have against GIC II or any other person who may have any liability for the loss of such sums.



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Mr. Mark C. Hungerford
July 1, 1995
Page 9



                  5. Confidentiality. Mark, it is extremely important that the terms of this Agreement remain confidential in all respects to facilitate our negotiation of a settlement with Great American. Therefore, you agree that, with respect to any of the terms hereof which relate to Great American, including the obligation of the Company to indemnify you, you will not disclose to anyone such provisions for any purpose whatsoever except to your counsel and tax accountant to the extent necessary provided each such person is advised as to the confidentiality of the matter and agrees not to so disclose such information. Notwithstanding the foregoing, if you receive a request to disclose the information set forth herein relating to Great American by a court of competent jurisdiction or by a governmental agency, you will (1) promptly notify us of the existence, terms and circumstances surrounding such request, (2) consult with us on the advisability of taking steps to resist or narrow that request, if disclosure is required, (3) furnish only such portion as you are advised by counsel is legally required to be disclosed and (4) cooperate with us in our effort to obtain an order or other reasonable assurance that confidential treatment will be accorded to that portion of the information that is required to be disclosed. If you breach the provisions of this paragraph 5, the Company will not be obligated to indemnify you with respect to the Great American matter and paragraph 2(b) will be void and of no force or effect.



                  6. Closing. The Closing shall occur at the offices of the Company at 601 California Street, Suite 1301, San Francisco, California 941084, or such other place as we may mutually agree. At the Closing, each of us will deliver the documents and instruments required to be delivered pursuant to the terms of this letter agreement.



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Mr. Mark C. Hungerford
July 1, 1995
Page 10



                  7. Attorneys' Fees. If either of us brings any legal action or other proceeding for the enforcement of this letter agreement or as a result of an alleged breach or misrepresentation in connection with any of the provisions hereof, the prevailing party will be entitled to recover court costs and reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which such party may be entitled.



                  Mark, this letter is intended to be an enforceable agreement and, if the foregoing is acceptable, please execute and return to me the enclosed copy of this letter. Assuming that you so execute the enclosure, we each will be under an obligation to execute such documents and take such actions as may be reasonably required to carry out the provisions of this Agreement.



                                                     Very truly yours,



                                                     /s/ Steven L. Pease
                                                     -------------------
                                                     Steven L. Pease



SLP:mnt
Enclosure



AGREED AND ACCEPTED THIS
FIRST DAY OF JULY, 1995



/s/ Mark C. Hungerford
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MARK C. HUNGERFORD